NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING DIRECTORS AND NOMINEES
DIRECTOR INDEPENDENCE
BOARD OF DIRECTORS AND BOARD COMMITTEES
CONSIDERATION OF DIRECTOR NOMINEES
COMMUNICATIONS WITH DIRECTORS
BUSINESS ETHICS POLICY
AUDIT COMMITTEE REPORT
DIRECTORS’ COMPENSATION
SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS
EXECUTIVE COMPENSATION
Summary Compensation Table
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SHAREHOLDER RETURN PERFORMANCE
PENSION BENEFITS
AGREEMENTS AND TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT AUDITORS FEES AND SERVICES
ANNUAL REPORT
GENERAL INFORMATION
OTHER BUSINESS
SHAREHOLDER PROPOSALS
APPENDIX A

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

CLEVELAND-CLIFFS INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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March 22, 2004

To the Shareholders of

  CLEVELAND-CLIFFS INC

      The Annual Meeting of Shareholders of Cleveland-Cliffs Inc will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 11, 2004 at 11:30 A.M. (Cleveland time).

      At the Annual Meeting, shareholders will act upon the election of Directors. An explanation of this matter is contained in the attached Proxy Statement.

      Whether or not you expect to be present at the Annual Meeting, we urge you to exercise your voting rights by signing and dating the enclosed proxy card and returning it in the accompanying envelope to ensure that your shares will be represented. In addition, record shareholders have the opportunity to appoint proxy holders to vote their shares through the Internet or via toll-free telephone if they wish. Instructions for appointing proxies through the Internet or by telephone are contained on your proxy card. Whichever of these methods you chose, the named proxies will vote your shares in accordance with your instructions. Please note that failure to vote surrenders voting power to those who exercise their voting right. If you attend the meeting, you will be entitled to vote in person.

      We look forward to meeting with you at the Annual Meeting.

Sincerely,

/s/ John S. Brinzo
JOHN S. BRINZO
Chairman, President and Chief Executive Officer

It is important that your shares be represented at the meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

March 22, 2004

Dear Shareholder:

      The Annual Meeting of Shareholders of Cleveland-Cliffs Inc, an Ohio corporation (“Company”), will be held at The Forum Conference Center, located in One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio 44114 on Tuesday, May 11, 2004 at 11:30 A.M. (Cleveland time) for the purpose of considering and acting upon:

1.	A proposal to elect 11 Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected; and

2.	Such other matters as may properly come before the Annual Meeting and any adjournment or adjournments thereof.

      Shareholders of record at the close of business on March 15, 2004, are entitled to notice of and to vote at such meeting and any adjournment or adjournments thereof.

Very truly yours,

/s/ John E. Lenhard
JOHN E. LENHARD
Vice President, Secretary and General Counsel

It is important that your shares be represented at the meeting. Whether or not you intend to be present, please sign and date the enclosed proxy card and return it in the enclosed postage-prepaid envelope, which requires no postage if mailed in the United States, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

PROXY STATEMENT

March 22, 2004

SOLICITATION, USE AND REVOCATION OF PROXIES

      The accompanying proxy is solicited by the Board of Directors of Cleveland-Cliffs Inc, an Ohio corporation (“Company”), for use at the Annual Meeting of Shareholders to be held on May 11, 2004, and any adjournment or adjournments thereof (“Meeting”). Any proxy may be revoked by a later proxy, by notice to the Company in writing or in open meeting, without affecting any vote previously taken.

OUTSTANDING SHARES AND VOTING RIGHTS

      As of March 15, 2004, the record date for the determination of persons entitled to vote at the Meeting, there were 10,681,148 of the Company’s Common Shares, par value $1.00 per share (“Common Shares”), outstanding and 172,500 shares of the Company’s 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock with no par value (“Preferred Shares”) outstanding. Each Common Share and each Preferred Share is entitled to one vote. In connection with the election of Directors, holders of Common Shares and of Preferred Shares vote together as one class. This Proxy Statement and accompanying proxy card are being first mailed or otherwise distributed to shareholders on or about March 22, 2004.

ELECTION OF DIRECTORS

(Proposal No. 1)

      It is intended that proxies received will be voted, unless contrary instructions are given, to elect the 11 nominees named in the following table to serve until the next Annual Meeting of Shareholders and until their successors shall be elected.

      Should any nominee decline or be unable to accept such nomination to serve as Director, an event which the Company does not currently anticipate, the persons named as proxies reserve the right, in their discretion, to vote for a lesser number or for substitute nominees designated by the Directors, to the extent consistent with the Company’s Regulations.

      It is expected that all directors and nominees will attend the Annual Meeting of Shareholders unless there are extenuating circumstances for nonattendance. All 11 directors and nominees attended the Annual Meeting of Shareholders in 2003.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

      Based upon information received from the respective Directors and nominees as of March 15, 2004, the following information is furnished with respect to each person nominated for election as a Director.

Name, Age and Principal Occupation and	First Became
Employment During Past Five Years	Director

JOHN S. BRINZO, 62, Chairman, President and Chief Executive Officer of the Company since July 1, 2003. Mr. Brinzo served as Chairman and Chief Executive Officer of the Company from January 1, 2000 through June 30, 2003 and President and Chief Executive Officer of the Company from November 10, 1997 through December 31, 1999. Mr. Brinzo resigned as a Director of International Steel Group Inc., effective February 25, 2004.	1997

RONALD C. CAMBRE, 65, Former Chairman of the Board from January, 1995 through December, 2001 of Newmont Mining Corporation, an international mining company. Mr. Cambre served as Chief Executive Officer from November, 1993 to December, 2000 and as President from June, 1994 to July, 1999 of Newmont Mining Corporation. Mr. Cambre was previously with Freeport-McMoRan, a natural resources company, as Vice President and Senior Technical Advisor to the Office of the Chairman. Mr. Cambre is a Director of Inco Limited, W. R. Grace & Co. and McDermott International, Inc.	1996

RANKO CUCUZ, 60, Former Chairman of the Board from July, 1996 through October, 2001 and Chief Executive Officer from October, 1992 through August, 2001 of Hayes Lemmerz International, Inc., an international supplier of wheels to the auto industry. Hayes Lemmerz International filed for bankruptcy in December, 2001, and emerged from bankruptcy in 2003. Mr. Cucuz is a Director of Lincoln Electric Holdings, Inc.	1999

DAVID H. GUNNING, 61, Vice Chairman of the Company since April, 2001. Mr. Gunning engaged in consulting and private investing from December, 1997 until joining the Company. Mr. Gunning is a Director of Development Alternatives, Inc., Lincoln Electric Holdings, Inc., MFS Funds, and Southwest Gas Corporation.	2001

JAMES D. IRELAND III, 54, Managing Director since January, 1993 of Capital One Partners, Inc., a private equity investment firm, which through an affiliate, serves as the General Partner of Early Stage Partners LLC, a venture capital investment partnership.	1986

FRANCIS R. McALLISTER, 61, Chairman and Chief Executive Officer since February 12, 2001 of Stillwater Mining Company, a palladium and platinum producer. From January, 2000 through January, 2001, Mr. McAllister privately pursued ventures in the mining and metals industry. From April, 1999 through December, 1999, Mr. McAllister served as Chairman and Chief Executive Officer of ASARCO Incorporated, an international nonferrous metals mining company. He also served as President and Chief Operating Officer from January, 1998 through April, 1999 of ASARCO Incorporated. Mr. McAllister is a Director of Stillwater Mining Company.
1996

JOHN C. MORLEY, 72, Former Chairman of the Board of the Company from November 10, 1997 to December 31, 1999. Mr. Morley is President since August, 1995 of Evergreen Ventures, LTD., LLC, a family office. Mr. Morley is also retired as President and Chief Executive Officer and Director since before 1999 of Reliance Electric Company, a manufacturer of electrical, mechanical power transmission and telecommunications products and systems. At the request of the Board Affairs Committee, Mr. Morley agreed to stand for election as a Director of the Company for an additional one-year term beyond normal Director retirement age.
1995

Name, Age and Principal Occupation and	First Became
Employment During Past Five Years	Director

STEPHEN B. ORESMAN, 71, Chief Executive Officer since June 23, 2003 of Technology Solutions Company, a systems integration and business consulting firm. He is President since January, 1991 of Saltash, Ltd., management consultants. Mr. Oresman was with Booz•Allen & Hamilton, Inc., management consultants, for 19 years where he was Senior Vice President and Chairman of Booz•Allen & Hamilton International, and previously held manufacturing positions at Bausch & Lomb and Acme Steel. Mr. Oresman is a Director of Technology Solutions Company.	1991

ROGER PHILLIPS, 64, Former President and Chief Executive Officer from February, 1982 through January, 2002 of IPSCO Inc., an international steel producing company. Mr. Phillips is a Director of Canadian Pacific Railway Limited, Fording Inc., Imperial Oil Limited, Inco Limited and Toronto Dominion Bank.	2002

RICHARD K. RIEDERER, 60, Former Chief Executive Officer from January, 1996 and President from January, 1995 through February, 2001 of Weirton Steel Corporation, a steel producing company. From January, 1989 through December, 1996 Mr. Riederer served as Chief Financial Officer of Weirton Steel Corporation. Mr. Riederer also served as Chairman of the American Iron and Steel Institute from January, 2000 through December, 2000. Mr. Riederer is a Director of First American Funds, Chairman and Director of Idea Foundry, and serves on the Board of Trustees of Franciscan University of Steubenville.	2002

ALAN SCHWARTZ, 64, Professor of Law at the Yale Law School and Professor at the Yale School of Management since 1987.	1991

      The Directors recommend a vote FOR each of the nominees listed above.

DIRECTOR INDEPENDENCE

      The Board of Directors has determined that each of the current non-management directors standing for re-election, including each of the current members of the Audit Committee, the Board Affairs Committee and the Compensation and Organization Committee, has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the Company’s director independence standards, which reflect exactly the New York Stock Exchange director independence standards as currently in effect and as they may be changed from time to time. John S. Brinzo and David H. Gunning do not meet the aforementioned independence standards because they are Chairman, President and Chief Executive Officer and Vice Chairman, respectively, and employees of the Company.

BOARD OF DIRECTORS AND BOARD COMMITTEES

      The members of the Board of Directors have diversified professional experience in general management, steel manufacturing, mining, finance, law, education, and other fields. There is no family relationship among any of the nominees and executive officers of the Company. Nine of the eleven nominees have no present or former employment relationship with the Company. The average age of the nominees is 63, ranging from 54 to 72. The average service of the nominees is almost eight years, ranging from less than two years to 18 years.

      The Company’s governance process is based on its Corporate Governance Guidelines, which are available on the Company’s website at http://www.cleveland-cliffs.com. During 2003, eight meetings of the Board of Directors were held and 25 meetings of all Board Committees were held. The Company’s independent Directors held six meetings in executive session without the presence of Messrs. Brinzo and Gunning in the year 2003. Mr. Cambre, presently serving as Lead Director, chaired those meetings. Directors also discharge their responsibilities by review of Company reports to Directors, visits to Company facilities, correspondence with the

Chairman, President and Chief Executive Officer, and telephone conferences with the Chairman, President and Chief Executive Officer and Directors regarding matters of interest and concern to the Company. The Directors have Audit, Board Affairs, Compensation and Organization, Finance, and Strategic Advisory Committees. All committees regularly report their activities, actions, and recommendations to the Board. Eight Directors attended 100 percent of the aggregate total of meetings of the Board of Directors and the Board Committees of which they were a member during 2003, one Director attended at least 96 percent of such meetings and two Directors attended at least 80 percent of such meetings.

      The Audit Committee, consisting of Messrs. Ireland (chairman), Morley, Oresman and Riederer, reviews with the Company’s management, the internal auditors and the independent auditors, the Company’s policies and procedures with respect to internal control; reviews significant accounting matters; reviews quarterly unaudited financial information prior to public release; approves the audited financial statements prior to public distribution; reviews any significant changes in the Company’s accounting principles or financial reporting practices; reviews independent auditor services; has the authority and responsibility to evaluate independent auditors; discusses with the auditors their independence and considers the compatibility of non-audit services with such independence; annually selects the Company’s independent auditors to examine the Company’s financial statements; approves management’s appointment, termination, or replacement of the Chief Internal Auditor; and conducts a legal compliance review. Pursuant to the rules of the Securities and Exchange Commission, the members of the Company’s Audit Committee are independent, as that term is defined in the listing standards of the New York Stock Exchange. The Board of Directors has determined that Messrs. Riederer and Ireland are the named audit committee financial experts. No member of the Audit Committee serves on the audit committees of more than three public companies. The Committee held eight meetings during 2003. The Charter of the Audit Committee is available at http://www.cleveland-cliffs.com and is also attached hereto as Appendix A.

      The Board Affairs Committee, consisting of Messrs. McAllister (chairman), Cambre, Cucuz, Phillips, and Schwartz, administers the Company’s compensation plans for Directors; monitors the Board governance process and provides counsel to the Chairman and Chief Executive Officer on Board governance and other matters; recommends changes in membership and responsibility of Board committees; and acts as the Board’s Nominating Committee and Proxy Committee in the election of Directors. The Committee held four meetings during 2003. The Charter of the Board Affairs Committee is available at http://www.cleveland-cliffs.com.

      The Compensation and Organization Committee, consisting of Messrs. Cambre (chairman), Ireland, McAllister, Oresman, and Riederer, recommends to the Board of Directors the election of officers and compensation of officers; administers the Company’s compensation plans for officers; reviews organization and management development; evaluates the performance of the Chief Executive Officer; and obtains the advice of outside experts with regard to compensation matters. The Committee held five meetings during 2003. The Charter of the Compensation and Organization Committee is available at http://www.cleveland-cliffs.com.

      The Finance Committee, consisting of Messrs. Schwartz (chairman), Cucuz, Morley and Phillips, reviews the Company’s financial condition, financial policies, investment plans and benefit funds management. The Committee recommends dividend and other actions to the Board of Directors. The Committee held six meetings during 2003.

      The Strategic Advisory Committee, consisting of Messrs. Morley (chairman), Brinzo, Cambre, Gunning, Ireland, McAllister and Oresman, reviews corporate strategy and related issues. The Committee held two meetings during 2003.

CONSIDERATION OF DIRECTOR NOMINEES

Shareholder Nominees

      The policy of the Board Affairs Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Board Affairs Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Board Affairs Committee should include (i) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience, and particular fields of expertise, (ii) an indication of the nominee’s consent to serve as a director of the Company if elected, and (iii) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director of the Company. Shareholder nominations should be addressed to Cleveland-Cliffs Inc, 1100 Superior Avenue, 15th Floor, Cleveland, Ohio 44114, Attention: Secretary. The Company’s Regulations provide that at any meeting of shareholders at which directors are to be elected, only persons nominated as candidates will be eligible for election.

Director Qualifications

      In evaluating director nominees, the Board Affairs Committee considers such factors as it deems appropriate, consistent with the Company’s Corporate Governance Guidelines, the Board Affairs Committee Charter and other criteria established by the Board of Directors. The Board Affairs Committee’s goal in selecting directors for nomination to the Board of Directors is generally to seek to create a well-balanced team that combines diverse experience, skill and intellect of seasoned directors in order to enable the Company to pursue its strategic objectives. The Board Affairs Committee has not reduced the qualifications for service on the Company’s Board of Directors to a checklist of specific standards or specific, minimum qualifications, skills or qualities. Rather, the Company seeks, consistent with the vacancies existing on the Company’s Board of Directors at any particular time and the interplay of a particular candidate’s experience with the experience of other directors, to select individuals whose business experience, knowledge, skills, diversity and integrity would be considered a desirable addition to the Board of Directors and any committees thereof. In addition, the Board Affairs Committee annually conducts a review of incumbent directors in order to determine whether a director should be nominated for re-election to the Board of Directors.

      The Board Affairs Committee makes determinations as to director selection based upon the facts and circumstances at the time of the receipt of the director candidate recommendation. Applicable considerations include (i) whether the Board Affairs Committee is currently looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board of Directors, (ii) whether the current composition of the Board of Directors is consistent with the criteria described in the Company’s Corporate Governance Guidelines, (iii) whether the candidate submitted possesses the qualifications that are generally the basis for selection for candidates to the Board of Directors, and (iv) whether the candidate would be considered independent under the rules of the New York Stock Exchange and the Company’s standards with respect to director independence. Final approval of any candidate will be determined by the full Board of Directors.

Identifying and Evaluating Nominees for Directors

      The Board Affairs Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Board Affairs Committee regularly reviews the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board Affairs Committee considers various potential candidates for director. Candidates may come to the attention of the Board Affairs Committee through current Board members, professional search firms, shareholders or other persons. As described above, the Board Affairs Committee considers properly submitted nominations for candidates for the Board. Following verification of the recommending shareholder’s status, recommendations are considered by the Board Affairs Committee at a meeting.

COMMUNICATIONS WITH DIRECTORS

      In accordance with the New York Stock Exchange’s corporate governance listing standards, the Company’s non-management directors meet at regularly scheduled executive sessions without management present. The chair of the Company’s Compensation and Organization Committee has been designated as the Company’s lead independent director. Shareholders and interested parties may communicate with the chair of the Compensation and Organization Committee, or with the Company’s non-management directors as a group, by writing to Lead Director at Cleveland-Cliffs Inc, 1100 Superior Avenue, 15th Floor, Cleveland, Ohio 44114, Attn: Lead Director. The Board of Directors’ independent directors have approved the process for determining which communications are forwarded to various members of the Board of Directors.

BUSINESS ETHICS POLICY

      The Company has adopted a Code of Business Conduct and Ethics that applies to all Directors, officers and employees of the Company and its subsidiaries. The Code of Business Conduct and Ethics is available on the Company’s website at http://www.cleveland-cliffs.com.

AUDIT COMMITTEE REPORT

      The Audit Committee of Cleveland-Cliffs Inc Board of Directors (“Committee”) is composed of four independent directors and operates under a written charter adopted by the Board of Directors. The charter is reviewed and reassessed for adequacy annually by the Committee and reviewed by the Committee with the Board of Directors. The Committee reviewed the existing charter in early 2004 and recommended changes that were approved by the Board of Directors on March 9, 2004. A copy of the amended charter, which the Board of Directors has adopted, is attached as Appendix A to this Proxy Statement.

      The members of the Committee are James D. Ireland III (Chairman), John C. Morley, Stephen B. Oresman, and Richard K. Riederer, all of whom are independent of the Company in accordance with the listing standards of the New York Stock Exchange, and meet the financial literacy and accounting or financial management expertise necessary to effectively discharge their responsibilities. The Committee retains the Company’s independent auditors.

      Management is responsible for the Company’s financial statements, systems of internal control and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

      In this context, the Committee met eight times in 2003 and held discussions with management and the independent auditors. The Committee has regularly met, in executive session, with the independent auditors. The Committee has also met, in executive session, with the Company’s chief internal auditor, and separately in executive session with management, as appropriate. Furthermore, the Committee has reviewed the results of its executive sessions with the Chief Executive Officer, as appropriate.

      Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements and critical accounting policies with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement on Accounting Standards No. 61 (Communication with Audit Committees), and any other matters required to be discussed under generally accepted auditing standards.

      The Company’s independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence, including consideration of the compatibility of non-audit services with the auditors’ independence.

      Based on the Committee’s discussion with management and the independent auditors and the Committee’s review of the representation of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

J. D. Ireland III, Chairman
J. C. Morley
S. B. Oresman
R. K. Riederer

DIRECTORS’ COMPENSATION

      During 2003, Directors who are not employees of the Company (“Nonemployee Directors”) received an annual retainer of $25,000 and fees of $1,000 for each Board Committee meeting attended, and $1,500 for each Board of Directors meeting attended. Nonemployee Directors, who are committee chairmen, each received an additional annual retainer of $2,500. In January 2004, upon the recommendation of the Board Affairs Committee following its review of market data provided by an independent consultant, the Board approved an increase in Nonemployee Director compensation. Effective as of January 1, 2004, the annual retainer fee for Nonemployee Directors was increased to $32,500, the committee chair retainer was increased to $3,000 and a new Lead Director retainer of $6,000 annually was approved. Committee meeting fees and Board meeting fees remain at $1,000 and $1,500, respectively. Employee Directors receive no compensation for their service as Directors.

      The Board of Directors has a Nonemployee Directors’ Compensation Plan, which provides for a one-time award of 2,000 shares of Restricted Stock to new Nonemployee Directors and also provided through December 31, 2003, that all Directors must take 40% of their retainer in Common Shares and may elect to take up to 100% of their retainer and other fees in Common Shares. Effective January 1, 2004, the Plan was amended to eliminate the 40% share requirement, and instead require that at least $15,000 of the $32,500 annual retainer be paid in Common Shares, unless the Nonemployee Director has met stock ownership guidelines. The stock ownership guidelines provide that by the end of a four-year period, a Director should own either (i) 4,000 or more Common Shares or (ii) Common Shares having a market value of at least $100,000. If a Nonemployee Director meets these stock ownership guidelines, the Director may elect to receive all or part of the $15,000 in cash. In addition, the Plan gives Nonemployee Directors the opportunity to defer all or a portion of their annual retainer and other fees, whether payable in cash or Common Shares.

      Nonemployee Directors who joined the Board before January 1, 1999 were able to participate in either the Retirement Plan for Non-Employee Directors adopted in 1984 (“1984 Plan”) or the Nonemployee Directors Supplemental Compensation Plan established in 1995 (“1995 Plan”) (collectively “Plans”). The 1984 Plan provides that a Nonemployee Director elected before July 1, 1995, with at least five years of service, receives during his or her lifetime after retirement an amount equal to the annual retainer then paid to Nonemployee Directors. Under the 1995 Plan, a Nonemployee Director elected on or after July 1, 1995, with at least five years of service, receives after retirement a quarterly amount equal to fifty percent of the stated quarterly retainer in effect at the time of retirement for the period equal to the Director’s service. Under either Plan, in the event of a “change in control” causing the Director’s retirement, he or she receives the retirement payment prorated for any service less than five years. Directors who join the Board on or after January 1, 1999 are not eligible to participate in either Plan.

      On January 14, 2003, the Board of Directors adopted respective amendments to the Plans to provide for a voluntary immediate lump sum cash-out election of the present value of the accrued pension and deferred benefits to all Nonemployee Directors participating under the Plans (“Participants”). Under the terms of the Plans, as amended, the lump-sum benefit was payable to the Participants on June 30, 2003. Of the 14 Participants, three elected not to participate in the lump sum benefit. The aggregate value for Participants electing a payout was approximately $2,293,500. The payout election by the 11 Participants means those Participants have no further opportunity for a pension adjustment under the Plans for future changes in the Company’s annual retainer.

      The Company has trust agreements with KeyBank National Association relating to the Nonemployee Directors’ Compensation Plan, the Retirement Plan for Nonemployee Directors and the Nonemployee Directors’ Supplemental Compensation Plan, in order to establish arrangements for the funding and payment of the Company’s obligations to the three remaining beneficiaries under such Plans.

SECURITIES OWNERSHIP OF MANAGEMENT AND CERTAIN OTHER PERSONS

      The following table sets forth the amount and percent of Common Shares which, as of March 15, 2004 (except as otherwise indicated), are deemed under the rules of the Securities and Exchange Commission (“SEC”) to be “beneficially owned” by each Director (excluding the Chairman, President and Chief Executive Officer and the Vice Chairman), by each nominee for Director, by the Company’s Chief Executive Officer, the other four most highly compensated executive officers and two other individuals, as named in the Summary Compensation Table (“named executive officers”), by such persons and the other executive officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934) known to the Company as of that date to be a “beneficial owner” of more than five percent of the outstanding Common Shares. To the Company’s knowledge, there are no holders of five percent or more of the Company’s Preferred Shares outstanding. No Directors, executive officers, or officers hold any Preferred Shares.

	Amount and Nature of “Beneficial Ownership”(1)
Directors and Nominees
(excluding Director, Chairman, President and
Chief Executive Officer, John S. Brinzo		Investment Power			Voting Power
and Director and Vice Chairman,	Beneficial							Percent of
David H. Gunning)	Ownership(2)	Sole	Shared		Sole	Shared		Class(3)

Ronald C. Cambre	8,279	8,279	-0-		8,279	-0-		—
Ranko Cucuz	3,265	3,265	-0-		3,265	-0-		—
James D. Ireland III	208,964	7,057	201,907	(4)	7,057	201,907	(4)	1.96%
Francis R. McAllister	13,779	13,779	-0-		13,779	-0-		—
John C. Morley	26,057	26,057	-0-		26,057	-0-		—
Stephen B. Oresman	4,408	4,408	-0-		4,408	-0-		—
Roger Phillips	3,705	3,705	-0-		3,705	-0-		—
Richard K. Riederer	2,705	2,705	-0-		2,705	-0-		—
Alan Schwartz	3,908	3,908	-0-		3,908	-0-		—

Named Executive Officers
John S. Brinzo	158,545	158,545	-0-		158,545	-0-		1.48%
David H. Gunning	64,172	64,172	-0-		64,172	-0-		—
William R. Calfee	65,553	65,553	-0-		65,553	-0-		—
Edward C. Dowling	28,270	28,270	-0-		28,270	-0-		—
Randy L. Kummer	1,720	1,720	-0-		1,720	-0-
Thomas J. O’Neil	60,763	60,763	-0-		60,763	-0-		—
Cynthia B. Bezik	-0-	-0-	-0-		-0-	-0-
All Directors and Executive Officers as a group, including the named executive officers (18 Persons)	702,099	500,192	201,907		500,192	201,907		6.57%

	Amount and Nature of “Beneficial Ownership”(1)

		Investment Power		Voting Power
	Beneficial					Percent of
Other Persons	Ownership(2)	Sole	Shared	Sole	Shared	Class(3)

Appaloosa Partnership Inc. (5) 26 Main Street Chatham, NY 07928	750,000	-0-	750,000	-0-	750,000	7.30%
Jeffrey L. Gendell (6) 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	727,400	-0-	727,400	-0-	727,400	7.10%
Wellington Management Company, LLP (7) 75 State Street Boston, MA 02109	723,800	-0-	723,800	-0-	490,500	7.01%
Barclays Global Investors NA (8) 59/60 Grosvenor Street London WFX, 9DA England	698,367	569,228	-0-	569,228	-0-	6.78%
Ronald Gutfleish (9) c/o Elm Ridge Capital Management, LLC 747 Third Avenue, 33rd Floor New York, NY 10017	655,500	-0-	655,500	-0-	655,500	6.20%

	Amount and Nature of “Beneficial Ownership”(1)

		Investment Power		Voting Power
	Beneficial					Percent of
Other Persons	Ownership(2)	Sole	Shared	Sole	Shared	Class(3)

FMR Corp. (10) 82 Devonshire Street Boston, MA 02109	611,500	611,500	-0-	153,600	-0-	5.92%
Daniel S. Loeb (11) Third Point Management Company L.L.C. 360 Madison Avenue, 24th Floor New York, NY 10017	585,000	-0-	585,000	-0-	585,000	5.50%
Capital Growth Management LP (12) One International Place Boston, MA 02110	548,600	-0-	548,600	548,600	-0-	5.32%
T. Rowe Price Associates, Inc. (13) 100 E. Pratt Street Baltimore, MD 21202	541,600	541,600	-0-	71,000	-0-	5.20%

(1)	Under the rules of the SEC, “beneficial ownership” includes having or sharing with others the power to vote or direct the investment of securities. Accordingly, a person having or sharing the power to vote or direct the investment of securities is deemed to “beneficially own” the securities even if he or she has no right to receive any part of the dividends on or the proceeds from the sale of the securities. Also, because “beneficial ownership” extends to persons, such as co-trustees under a trust, who share power to vote or control the disposition of the securities, the very same securities may be deemed “beneficially owned” by two or more persons shown in the table. Information with respect to “beneficial ownership” shown in the table above is based upon information supplied by the Directors, nominees and executive officers of the Company and filings made with the SEC or furnished to the Company by any shareholder.

(2)	Included in the shares shown are Common Shares subject to options granted by the Company which entitle the holder to acquire said shares within 60 days from March 15, 2004. Each of the Directors (excluding Messrs. Brinzo and Gunning) has such options as follows: Mr. Cambre, 500; Mr. Cucuz, -0-; Mr. Ireland, 1,500; Mr. McAllister, 500; Mr. Morley, -0-; Mr. Oresman, 1,500; Mr. Phillips, -0-; Mr. Riederer, -0-; and Mr. Schwartz, 1,000; and the Directors as a group have such options with respect to 5,000 shares. The named executive officers have such options as follows: Mr. Brinzo, 80,000; Mr. Gunning, 25,000; Mr. Calfee, 40,000; Mr. Dowling, 20,000; Mr. Kummer -0-; and Mr. O’Neil, 40,000; and the executive officers as a group have such options with respect to 230,800 shares. Ms. Bezik, who terminated her employment with the Company on July 29, 2003, forfeited all her options.

(3)	Less than 1 percent, except as otherwise indicated.

(4)	Of the 208,964 shares deemed under the rules of the SEC to be beneficially owned by Mr. Ireland, he is a beneficial holder of 7,057 shares. The remaining 201,907 shares are held in trusts, substantially for the benefit of a charitable foundation, as to which Mr. Ireland is a co-trustee with shared voting and investment powers. Of such shares in trusts, Mr. Ireland has an interest in the income or corpus with respect to 13,735 shares.

(5)	The information shown above and in this footnote was taken from the Schedule 13G, dated December 4, 2003, and filed with the SEC on December 5, 2003 by and on behalf of Appaloosa Investment Limited Partnership I (“AILP”), Palomino Fund Ltd. (“Palomino”), Appaloosa Management L.P. (“AMLP”), Appaloosa Partners Inc. (“API”) and David A. Tepper (“Mr. Tepper”). Mr. Tepper is the sole stockholder and the President of API. API is the general partner of, and Mr. Tepper owns a majority of the limited partnership interests in, AMLP. AMLP is the general partner of AILP and acts as investment adviser to Palomino.

(6)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 12, 2004, and filed with the SEC on February 12, 2004, as a group, by Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C., which serves as the investment manager of Tontine Overseas Funds, Ltd. and certain managed accounts, and Jeffrey L. Gendell.

(7)	The information shown above was taken from the Schedule 13G, dated February 13, 2004, as filed with the SEC on February 12, 2004 by Wellington Management Company, LLP.

(8)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 13, 2004, as filed with the SEC on February 17, 2004 by Barclays Global Investors, N.A., Barclays Global Fund Advisors, Barclays Bank PLC and other Barclays entities.

(9)	The information shown above and in this footnote was taken from the Schedule 13G, dated March 2, 2004, as filed with the SEC on March 2, 2004. Mr. Gutfleish is the managing member of two limited liability companies, which each manage one or more private investment funds that hold the Common Shares.

(10)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 16, 2004, as filed with the SEC on February 17, 2004 jointly by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company (“Fidelity”).

Fidelity, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under the Investment Advisers Act of 1940, is the beneficial owner of 457,900 shares or 4.43 percent of the Common Shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 457,900 shares owned by the Funds.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 88,500 shares or 0.858 percent of the Common Shares outstanding of the Company as a result of its serving as investment manager of the institutional account(s).

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 88,500 shares and sole power to vote or to direct the voting of 88,500 shares of Common Shares owned by the institutional account(s) as reported above.

Members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of power of FMR Corp. Mr. Johnson 3d owns 12 percent and Abigail Johnson owns. 24.5 percent of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders’ voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

Fidelity International Limited, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. Fidelity International Limited is the beneficial owner of 65,100 shares or 0.631 percent of the Common Stock outstanding of the Company. Additional information with respect to the beneficial ownership of Fidelity International Limited is shown on Exhibit B to the Schedule 13G.

(11)	The information shown above and in this footnote was taken from the Schedule 13D, dated February 23, 2004, as filed with the SEC on February 23, 2004 by Third Point Management Company L.L.C., a Delaware limited liability company (“Management Company”), and Daniel S. Loeb, an individual (“Mr. Loeb” and, together with the Management Company, the “Reporting Persons”). The Management Company is the investment manager or adviser to a variety of hedge funds and managed accounts (such funds and accounts, collectively, “Funds”). The Funds directly own the Common Shares to which this Schedule 13D relates, and the Reporting Persons may be deemed to have beneficial ownership over such Common Shares by virtue of the authority granted to them by the Funds to vote and to dispose of the securities held by the Funds, including the Common Shares.

(12)	The information shown above was taken from the Schedule 13G, dated February 6, 2004, as filed with the SEC on February 6, 2004 by Capital Growth Management LP.

(13)	The information shown above and in this footnote was taken from the Schedule 13G, dated February 13, 2004, as filed with the SEC on February 4, 2004 by T. Rowe Price Associates, Inc. (“Price Associates”). Price Associates has advised the Company (a) that these securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities and (b) that for purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

EXECUTIVE COMPENSATION

      The following table sets forth all compensation earned by the Company’s named executive officers with respect to the years shown for services rendered to the Company and its subsidiaries.

Summary Compensation Table

		Annual Compensation

				Other Annual
Name and		Salary	Bonus(1)	Compensation(2)
Principal Position	Year	($)	($)	($)

John S. Brinzo	2003	550,000	-0-	-0-
Chairman, President and	2002	529,167	525,000	-0-
Chief Executive Officer	2001	500,000	131,580	-0-

David H. Gunning (7)	2003	330,000	-0-	-0-
Vice Chairman	2002	317,500	275,000	-0-
	2001	212,500	52,700	-0-

William R. Calfee	2003	300,000	-0-	925
Executive – Vice	2002	292,500	225,000	1,056
President – Commercial	2001	282,000	42,160	978

Edward C. Dowling, Jr.	2003	300,000	-0-	-0-
Executive Vice	2002	260,417	200,000	-0-
President – Operations	2001	244,500	47,430	-0-

Randy L. Kummer	2003	210,000	-0-	-0-
Senior Vice President-	2002	195,417	140,000	-0-
Human Resources	2001	186,083	53,900	-0-

Thomas J. O’Neil (8)	2003	350,000	-0-	-0-
Former President and	2002	343,333	225,000	-0-
Chief Operating Officer	2001	334,000	42,160	3,427

Cynthia B. Bezik	2003	419,583 (9)	-0-	-0-
Former Senior	2002	256,667	145,000	13
Vice President and	2001	242,917	36,890	520
Chief Financial Officer

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Long Term Compensation

	Awards

	Restricted		Securities
	Stock		Underlying	LTIP	All Other
Name and	Awards(3)		Options	Payouts(4)	Compensation(5)
Principal Position	($)		(#)	($)	($)

John S. Brinzo	151,950	(6)	-0-	665,370	522,138
Chairman, President and	130,050		-0-	232,321	15,449
Chief Executive Officer	72,281		-0-	-0-	14,154
David H. Gunning (7)	576,725	(6)	-0-	-0-	13,365
Vice Chairman	-0-		25,000	-0-	13,018
	168,072		25,000	-0-	8,713
William R. Calfee	42,546	(6)	-0-	221,790	294,150
Executive – Vice	31,212		-0-	83,633	11,993
President – Commercial	24,094		-0-	-0-	11,562
Edward C. Dowling, Jr.	42,546	(6)	-0-	221,790	247,150
Executive Vice	39,015		-0-	55,756	10,677
President – Operations	24,094		-0-	-0-	10,025
Randy L. Kummer	30,390	(6)	-0-	133,074	183,940
Senior Vice President-	26,010		-0-	27,878	8,012
Human Resources	14,455		-0-	-0-	7,630
Thomas J. O’Neil (8)	-0-		-0-	388,785	348,175
Former President and	54,621		-0-	115,887	14,077
Chief Operating Officer	42,164		-0-	-0-	13,694
Cynthia B. Bezik	36,468	(6)	-0-	-0-	535,466 (9)
Former Senior	31,212		-0-	55,756	904
Vice President and	24,093		-0-	-0-	837
Chief Financial Officer

(1)	There were no bonuses earned during 2003.

(2)	The executive officers are reimbursed for business club membership expenses and other business perquisites, in amounts that are less than the reporting thresholds established by the Securities and Exchange Commission. Amounts shown reflect above-market earnings on deferred compensation payable and deferred during the respective year.

(3)	The aggregate number of shares of Restricted Stock and of Retention Units (see footnote 6 below) held by Messrs. Brinzo, Gunning, Calfee, Dowling, Kummer, and O’Neil and Ms. Bezik, as of December 31, 2003 was 19,500, 31,884, 5,400, 5,850, 3,900, 5,750 and -0-, respectively, the aggregate value of which as of December 31, 2003 was $993,525, $1,624,490, $275,130, $298,058, $198,705, $292,963, and $-0-, respectively. Dividends are payable on the shares of Restricted Stock reported in this column at the same rate as dividends on the Company’s other Common Shares. Dividends are not payable on Retention Units.

(4)	The payout indicated for 2003 was determined in March, 2004 for the 2001-2003 performance period under the Company’s Long-Term Incentive Program. The Company’s closing stock price on March 11, 2004 of $61.70 per share was used to determine the value of the payout, which payout was made in Common Shares.

(5)	Amounts indicated for 2003 include (a) cash contributed by the Company under the Company’s Voluntary Non-Qualified Deferred Compensation Plan in the amount of $3,000 on behalf of Mr. Calfee; (b) cash contributed by the Company under the Company’s Salaried Employees Supplemental Retirement Savings Plan as follows: $22,138, $13,365, $9,150, $12,150, $8,505, $14,175 and $6,316 on behalf of Messrs. Brinzo, Gunning, Calfee, Dowling, Kummer, and O’Neil and Ms. Bezik, respectively; and (c) the first payment on March 31, 2003 under the Executive Retention Plan, as discussed in the Compensation Committee Report on Executive Compensation, the amounts of which were paid as follows: $500,000, -0-, $282,000, $235,000, $175,000, $334,000 and $235,000 to Messrs. Brinzo, Gunning, Calfee, Dowling, Kummer, and O’Neil and Ms. Bezik, respectively.

(6)	On February 3, 2003, the Company awarded to Messrs. Brinzo, Calfee, Dowling, Kummer, and O’Neil and Ms. Bezik, 7,500, 2,100, 2,100, 1,500, -0- and 1,800 Retention Units, respectively. On March 10, 2003, the Company awarded 3,750 Retention Units to Mr. Gunning. Ms. Bezik forfeited her 1,800 Retention Units upon her termination of employment with the Company on July 29, 2003. A Retention Unit is a bookkeeping entry that records a unit equivalent to one Common Share and is paid-out only in cash, based on the value of a Common Share at the end of the three-year retention period. The values included for awards of Retention Units represent the value of the shares of the Retention Units based on the closing price of the Company’s Common Stock on the date of award. Amounts shown for 2002 and 2001, for Messrs. Brinzo, Gunning, Calfee, Dowling, Kummer, O’Neil and Ms. Bezik, represent the value of Retention Units awarded on February 1, 2002 and January 22, 2001, respectively.

(7)	Mr. Gunning joined the Company on April 16, 2001. Upon joining the Company, Mr. Gunning received an award of 9,400 shares of Restricted Stock, one-third of each which vested on the first and second anniversaries of the date of such award, and one-third of which will vest on the third anniversary of the date of such award; the value of which award is shown in the table above under “Restricted Stock Awards” for 2001. Mr. Gunning also received an award of 25,000 shares of Restricted Stock on March 10, 2003, one-fourth of which vested on the first anniversary of the date of such award, and one-fourth of which will vest on each of the second, third, and fourth anniversaries of the date of such award, the value of which award is shown in the table under “Restricted Stock Awards” for 2003.

(8)	Mr. O’Neil stepped down as President and Chief Operating Officer on July 1, 2003. At such time he became President – Cliffs International Division, a non-executive officer position.

(9)	Ms. Bezik terminated her employment with the Company on July 29, 2003. The amount shown under Salary for 2003 includes a lump sum payment equal to one year’s salary at Ms. Bezik’s base annual compensation ($265,000) paid to her on January 15, 2004 pursuant to a Separation Agreement and Release of Claims between the Company and Ms. Bezik (“Separation Agreement”). Pursuant to the Separation Agreement, she also received an additional credit in the amount of $295,150 to her cash balance account under the Company’s pension plan, which amount is included under All Other Compensation for 2003. The Separation Agreement also provided for health/ medical plan benefits, retiree medical plan benefits, outplacement services, a laptop computer and information systems assistance.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

      The following table sets forth information about stock options exercised during the last fiscal year by the named executive officers, and the number of Common Shares covered by unexercised options and the aggregate value of options held at the end of such fiscal year.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		“In-the-Money” Options
	Acquired	Value	Options at FY-End (#)		at FY-End ($)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

John S. Brinzo	–0–	–0–	80,000	–0–	–0–	–0–
David H. Gunning	25,000	853,815	25,000	–0–	553,750	–0–
William R. Calfee	–0–	–0–	40,000	–0–	–0–	–0–
Edward C. Dowling, Jr.	–0–	–0–	20,000	–0–	–0–	–0–
Randy L. Kummer	–0–	–0–	–0–	–0–	–0–	–0–
Thomas J. O’Neil	–0–	–0–	40,000	–0–	–0–	–0–
Cynthia B. Bezik (1)	–0–	–0–	–0–	–0–	–0–	–0–

(1)	Ms. Bezik forfeited all options upon her termination from the Company on July 29, 2003.

LONG-TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

      The following table sets forth information relating to the long-term incentive awards that were made on February 3, 2003 pursuant to the Company’s Long-Term Incentive Program under the 1992 Incentive Equity Plan for the named executive officers.

			Estimated Future Payouts
	Number of	Performance	Under Non-Stock Price-Based Plans(1)
	Shares, Units	or Other	(Number of Shares)
	or Other	Period Until
Name	Rights	Maturation or Payout	Threshold	Target	Maximum

John S. Brinzo	42,500	1/1/03-12/31/05	10,625	42,500	63,750
David H. Gunning (2)	21,250	1/1/03-12/31/05	5,312	21,250	31,875
William R. Calfee	11,900	1/1/03-12/31/05	2,975	11,900	17,850
Edward C. Dowling, Jr.	11,900	1/1/03-12/31/05	2,975	11,900	17,850
Randy L. Kummer	8,500	1/1/03-12/31/05	2,125	8,500	12,750
Thomas J. O’Neil (3)	–0–	1/1/03-12/31/05	–0–	–0–	–0–
Cynthia B. Bezik (4)	10,200	1/1/03-12/31/05	2,550	10,200	15,300

(1)	Estimated payout if certain performance levels are achieved.

(2)	Mr. Gunning first became a participant in the Company’s Long-Term Incentive Program on March 10, 2003.

(3)	Mr. O’Neil did not participate in the Company’s Long-Term Incentive Program in the year 2003.

(4)	Ms. Bezik forfeited all performance shares upon her termination from the Company on July 29, 2003.

      The above table presents information about performance shares granted during the year pursuant to the Long-Term Incentive Program. Each performance share, if earned, entitles the holder to receive Common Shares in accordance with the above table, depending on the degree of achievement of specified Company objectives. The first two objectives are relative total shareholder return (share price plus reinvested dividends) and return on net assets (based on earnings before taxes, increased by after-tax interest expense) over a three-year performance period. Relative total shareholder return is determined against a predetermined group of mining and metal companies. A participant earns 50 percent of the number of performance shares awarded if achievement of either of these objectives is attained at the target level. Maximum payout is 150 percent of the performance shares granted and represents the number of Common Shares that would be earned if an outstanding level of both of the objectives is achieved by the Company. Threshold payout is 25 percent of the performance shares granted and represents the number of Common Shares that would be earned if a minimum level of either of the objectives is achieved by the Company. Participants are also evaluated based on subjective performance relative to the Company’s strategic objectives, and awards can be adjusted up or down by 25 percent of the target opportunity in the discretion of the Compensation and Organization Committee based on this evaluation. Attainment of all three sets of objectives is measured on a separate basis. The number of Common Shares earned would be reduced to the extent necessary to prevent the value of the Common Shares paid to any participant from exceeding twice the market value of the Common Shares covered by the participant’s grant on the date it was granted. The Compensation and Organization Committee has the discretion to make distributions in cash in lieu of stock.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policies

      The Company’s Compensation structure is designed to attract and retain high-performing executives. It places a significant portion of compensation at risk with the performance of the Company, the organizational unit, and the individual, increasing the portion at risk with the responsibility level of the individual.

      Executive compensation consists of salary, annual bonus, long-term incentives, and other benefits. Independent compensation consultants have developed a broad group of comparable industrial companies for use in competitive surveys. This survey group is broader than the S&P Steel Group, which the Company has selected for the comparative stock price performance graph on page 18.

Salaries

      The Company strives to maintain pay levels for Company executives at the 50th percentile of market survey data. Actual salaries reflect responsibility, performance, and experience. Salary increases are awarded periodically based on individual performance. In 2003, the named executive officers, including the Chief Executive Officer (“CEO”), did not receive a general salary increase due to the lack of profitability in 2003.

Annual Bonus

      The Company maintains a Management Performance Incentive Plan (“MPI Plan”) which provides an opportunity for the executive officers and other management employees to earn an annual bonus in either cash or Common Shares (or a combination of both) based on a bonus pool determined annually. The funded bonus pool for officers, including the named executive officers, can be zero and cannot exceed 200 percent of the officers’ aggregate target bonuses. Upon approval of the Committee, an additional bonus pool of ten percent of target bonuses can be set aside for distribution at the discretion of the Chief Executive Officer. When used, discretionary awards will reward participants whose contributions to achievement of the Company’s performance objectives exceeded all expectations. The MPI Plan also provides that, notwithstanding the established performance standards for any year, and if otherwise warranted, the Committee has the discretion to set funding percentages up to 35 percent of the target bonuses for officers and up to 50 percent of the target bonuses for other management positions.

      Since January 1, 2002, the MPI Plan used a “performance scorecard” with multiple performance standards to drive performance. For 2003, the Committee developed with its compensation consultant a scorecard targeted at those areas that would most directly improve shareholder value. The elements and their respective weightings are as follows:

Element	Weighting

EBITDA (Millions)	60%
Gross Sales Margin Per Ton	20%
Corporate Objectives	20%

Total	100%

      The Committee compared actual 2003 operating results with the 2003 business plan and the other stated corporate objectives used in the scorecard. Actual results in the EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) and Gross Sales Margin Per Ton categories were below threshold level, yielding no bonus pool. While progress had been made on many of the Corporate Objectives, the Committee concluded that this was not enough to warrant bonus payments in light of the Company not achieving the profitability objectives for the year. Accordingly, no bonus pool was approved.

Long-Term Incentives

      The 1992 Incentive Equity Plan (“Incentive Equity Plan”) authorizes the Committee to award a variety of performance and other equity-based incentives in its discretion.

      Under the Incentive Equity Plan, a long-term performance share program (“Performance Share Program”) was installed in 1994 to further align the interests of the executive officers and key management employees with the shareholders. The Performance Share Program provided the executive officers the opportunity to receive shares of Company stock (“Performance Shares”) or, at the Committee’s discretion, equivalent cash value, based on Company performance against specific financial objectives. Starting in 1994, grants of Performance Shares have been made annually to the executive officers based on responsibility level. Starting in 2000 the Committee replaced the Performance Share Program with a Long-Term Incentive Program (“LTI Program”), which combines awards of Performance Shares under the Incentive Equity Plan with cash-based retention awards.

      The cash-based retention awards, included in the LTI Program, assist the Company in retaining key executives. In 2003, the Committee awarded executive officers 15 percent of their target long-term, incentive opportunity in the form of retention units (“Retention Units”), and the balance in the form of Performance

Shares. Each Retention Unit represents the value of one Common Share, which is payable in cash based on the participant’s continued employment throughout the three-year retention period. Additional details about the 2003 awards of Retention Units to the named executive officers are presented in footnote (6) to the “Summary Compensation Table” on page 13.

      The Retention Units granted on February 23, 2001 to the named executive officers (excluding Mr. Gunning) as shown on the “Summary Compensation Table” on page 12, vested on December 31, 2003 and were paid out in cash on March 11, 2004. The Company’s closing stock price on December 31, 2003 of $50.95 per share was used to determine the value of such payout.

      The Performance Shares granted under the LTI Program to the named executive officers (including Mr. Gunning) will measure performance for the period 2003-2005 on the basis of three factors: (1) relative total shareholder return, (2) three year average pre-tax return on net assets (“Pre-Tax RONA”), and (3) accomplishment of strategic objectives. The Committee determined to adopt Pre-Tax RONA as a performance measure for awards under the LTI Program because of the uncertainty of the Company’s future tax status, the high variability in tax status of the Company’s peers, and because few managers control tax decisions. Additional details about the 2003 grants of Performance Shares to the named executive officers are discussed under “Long-Term Incentive Plans — Awards In Last Fiscal Year” on page 14.

      The third set of performance measures applicable to Performance Shares awarded under the LTI Program affords executive officers the opportunity to earn up to an additional 25 percent of target Performance Share awards. These measures are based on a subjective evaluation by the Committee of performance relative to the Company’s strategic objectives, including specific business activities. If these objectives are not met, the Committee can also exercise its discretion to reduce awards earned under the first two performance measures by up to 25 percent of target performance. The percentage of Performance Shares earned overall can range from zero to 175 percent of the target number of shares.

      In March, 2004 the Committee confirmed that, for the three-year performance period ending December 31, 2003, the Company achieved an average performance of 42.3 percent in respect to the Company’s objective for total shareholder return. The payout compares to payouts of zero and 54 percent, respectively, for the periods ending December 31, 2001 and 2002. As a result, the Committee approved a payout of 44,337 Performance Shares, the value of which for the named executive officers (excluding Mr. Gunning and Ms. Bezik) is shown in the LTIP Payouts column of the “Summary Compensation Table” on page 12. The Company’s average total shareholder return ranked in the 49th percentile of its peer group, which is currently 16 mining and metal companies, versus the Company’s established LTI Program target of the 55th percentile. Each performance measure at target level is weighted 50 percent.

Deferred Compensation

      Under the Company’s Voluntary Non-Qualified Deferred Compensation Plan (“VNQDC Plan”), officers and other senior management employees are permitted to defer, on a pre-tax basis, up to 50 percent of their base salary and all or a portion of their bonus under the MPI Plan, or their stock award or cash award which may be payable under the LTI Program. The VNQDC Plan also permits the exchange of cash bonus awards under the MPI Plan and deferred cash balances held in the VNQDC Plan for Company stock with a 25 percent Company match. Under the terms of the VNQDC Plan, any participant electing to take an early withdrawal from such plan is prohibited from participating in such plan for two years following the plan year in which such election is made. In 2003, three executive officers and two mine general managers were participating in the VNQDC. In 2004, seven elected officers, one officer and four general managers are eligible to participate in the VNQDC Plan.

Stock Options

      During 2003, the Company did not award any stock options to executive officers.

Restricted Stock

      Mr. Gunning received a grant of 25,000 Restricted Shares in March 2003, as discussed in footnote (7) of the “Summary Compensation Table” on page 13.

Executive Retention Program

      Early in 2001 the Committee increased the incentives offered to certain officers and key managers to continue their employment with the Company. The Executive Retention Plan offered eight officers, including the named executive officers (except for Mr. Gunning), and five other key managers, the opportunity to earn up to a total of two times their salary if they remained employed by the Company through March 31, 2004. The first half of this total was paid out to participants who remained on the payroll through March 21, 2003. The second half is payable to those participants who are actively employed on March 31, 2004, but is contingent on achievement of multiple performance factors individually tailored to the job requirements of each participant. The Retention Program is terminated and there will be no more payments to participants made under this Program after distribution of any amounts payable on March 31, 2004.

      The Committee also acted at that time to reduce the possibility that participants in the Company’s non-qualified Supplemental Retirement Benefit Plan (“Supplemental Plan”) might terminate employment with the Company in order to realize the benefits under the Supplemental Plan. Amounts equal to the present value of the accrued vested pension benefits payable under the Supplemental Plan as of December 31, 2000 were paid out in full in February, 2001 to all participants in a lump sum. Subsequent accrued benefits have been and will continue to be paid out annually, and may be paid out more frequently, as determined by the Committee. Amounts totaling $1,098,715 accrued during 2003 will be paid out on March 31, 2004 in lump sums to all participants, including the named executive officers (except Messrs. Gunning and Kummer).

Chief Executive Officer Compensation

      Mr. Brinzo’s current base salary is $550,000, with a target bonus of 60 percent of base salary. No MPI Plan award was made to Mr. Brinzo for 2003, based on the same factors considered for other executive officers, as discussed under Annual Bonus on page 15.

      Mr. Brinzo’s LTI Program payout of his 2001 grant was calculated in the same way as the payout to all other participants as discussed on page 15 under Long-Term Incentives. Mr. Brinzo received 10,784 Common Shares with respect to his 2001 Performance Share grant for the three-year performance period ending December 31, 2003. Mr. Brinzo was granted 42,500 Performance Shares and 7,500 Retention Units in 2003 under the LTI Program, for the performance period 2003-2005, which will be earned under the same criteria as Performance Shares and Retention Units granted to all other executive officers in 2003 as discussed under “Long-Term Incentive Plans — Awards in Last Fiscal Year” on page 14.

Section 162(m) of the Internal Revenue Code

      Section 162(m) of the Internal Revenue Code limits the deductibility of certain executive compensation in excess of $1 million. The aggregate combination of distributions from the Supplemental Plan, payments under the Executive Retention Plan and LTI Program payouts, vesting of restricted stock, and possible voluntary withdrawals from the VNQDC Plan and exercises of stock options, has caused, with respect to 2003, the $1 million limit to be exceeded with respect to four of the named executive officers, and will cause in 2004, the $1 million limit to be exceeded with respect to one or more of the named executive officers. Accordingly, the Company expects that some portion of such payments to the named executive officers for 2004 will not be deductible. The Company believes that it is important to maintain compensation programs that are competitive and motivate executives irrespective of the deductibility of such payments under the Internal Revenue Code.

      The foregoing report has been furnished by the members of the Compensation and Organization Committee as set forth below:

R. C. Cambre, Chairman
J. D. Ireland III
F. R. McAllister
S. B. Oresman
R. K. Riederer

SHAREHOLDER RETURN PERFORMANCE

      The following graph shows changes over the past five-year period in the value of $100 invested in: (1) Cliffs’ Common Shares; (2) S&P 500 Stock Index; and (3) S&P Steel Group Index. The values of each investment are based on price change plus reinvestment of all dividends.

FIVE-YEAR CUMULATIVE TOTAL RETURNS

Value of $100 Invested at December 31, 1998

	Value at December 31

	1998	1999	2000	2001	2002	2003

Cliffs’ Common	100	81	58	52	56	144
S&P 500	100	121	110	97	75	97
S&P Steel	100	110	69	89	68	115

PENSION BENEFITS

      The Company sponsors a qualified defined benefit pension plan, which together with the Supplemental Plan described below, provides retirement income to employees.

      For service with the Company through June 30, 2003, the benefits provided by the qualified pension plan at age 65 are generally based on a 1.65 percent pension formula. For each year of service up to June 30, 2003, the plan provides 1.65 percent of Average Annual Compensation. Average Annual Compensation is defined as the average annual compensation earned during the 60 consecutive months providing the highest such average during the last 120 months up to June 30, 2003. The benefit is subject to an offset of 50 percent of Social Security benefits through June 30, 2003.

      For service with the Company after June 30, 2003, benefits provided by the qualified pension plan at age 65 are based on a cash balance formula. A nominal cash balance account is established for each participant and credited on a quarterly basis with a benefit amount equal to up to 13 percent of the participant’s annual earnings depending on the participant’s age and service. Interest is credited to the account balance on a quarterly basis. At retirement, the accumulated account balance can be paid as either a lump sum or actuarially equivalent annuity.

      The Internal Revenue Code of 1986 (“Code”) places limitations on the benefits that may be paid from a qualified pension plan. The Company has a non-qualified Supplemental Retirement Benefit Plan (“Supplemental Plan”) providing for the payment from general funds of the benefits that would be lost by Supplemental Plan participants as a result of present or future Code or other government limitations.

      Since 2001 the Company has paid out the present value of the accrued vested benefits payable under the Supplemental Plan annually in a lump sum to all participants, including the named executive officers (except Messrs. Gunning, Dowling, and Kummer). Amounts accrued during 2003 will be paid out in lump sums on March 31, 2004 to the named executive officers as follows: Mr. Brinzo, $699,823; Mr. Gunning, $0; Mr. Calfee, $6,507; Mr. Dowling, $65,033; Mr. Kummer, $0; Mr. O’Neil, $65,243; and Ms. Bezik, $51,129.

      Total estimated annual benefits accrued under the qualified pension plan and the Supplemental Plan by each of the named executives officers assuming retirement at age 65 and payment on a joint and survivor annuity basis are as follows:

	Frozen 1.65%	Cash Balance
	Benefit	Benefit	Total Benefit

John S. Brinzo	$381,000	$38,900	$419,900
David H. Gunning	$13,000	$15,200	$28,200
William R. Calfee	$84,700	$43,300	$228,000
Edward C. Dowling Jr.	$21,300	$63,900	$85,200
Randy L. Kummer	$9,500	$43,900	$53,400
Thomas J. O’Neil	$69,800	$8,900	$78,700
Cynthia B. Bezik	$111,100	$400 (1)	$111,500	(1)

(1)	Reflects benefits payable without taking into account the additional credit pursuant to the Separation Agreement described in footnote (9) to the Summary Compensation Table.

AGREEMENTS AND TRANSACTIONS

      Effective January 1, 2000, the Company entered into severance agreements with named executive officers John S. Brinzo, Director, Chairman, President and Chief Executive Officer, William R. Calfee, Executive Vice President-Commercial, Thomas J. O’Neil, President-Cliffs International Division and Cynthia B. Bezik, former Senior Vice President and Chief Financial Officer; effective April 16, 2001, the Company entered into a severance agreement with named executive officer David H. Gunning, Director and Vice Chairman; and effective March 9, 2004 the Company entered into a severance agreement with named executive officer, Edward C. Dowling, Executive Vice President — Operations and one other executive officer (“Agreements”). The Agreement with Ms. Bezik was terminated upon her termination of employment from the Company on July 29, 2003. The Agreements specify certain financial arrangements that the Company will provide upon the termination of such officers’ employment with the Company under certain circumstances. The Agreements are intended to ensure continuity, stability and fair treatment of such executive officers of the Company in the event of a “change in control” of the Company (as defined in the Agreements). The terms of the Agreements are automatically extended on January 1 of each year, for an additional year, unless the Company or the officer give notice, not later than September 30 of the immediately preceding year, that it or they do not want the terms extended. The terms currently expire on December 31, 2005.

      Under the Agreements, if during the two-year period following a “change in control”, the officer is terminated by the Company without “cause”, or resigns after (1) not being maintained in his or her prior position, (2) being reduced in duties, compensation or benefits, (3) determining he or she is unable to carry out his or her duties and responsibilities, or (4) being relocated without his or her consent (and also in the case of J. S. Brinzo, resigns within 30 days following the first anniversary of a “change in control”), such officer would be entitled (a) to lump sum payments of three years of base pay and incentive compensation, (b) to a lump sum payment of the then present value of the unfunded pension benefits that he or she would be entitled to receive three years after his or her termination of employment, and (c) to continue participation in medical and other welfare benefit plans for three years after his or her termination of employment. The Agreements also entitle the officers to vesting of all incentive pay at the greater of target or actual performance, and medical and life insurance benefit continuation for life upon retirement or following termination, unless the termination was for “cause”. In addition, the Agreements provide that the officers are eligible for reimbursement of outplacement expenses up to 15 percent of base pay. The Company will protect the officers against any imposition of excise tax on “excess parachute” payments under the Internal Revenue Code by providing “gross up” payments to the officers. The Agreements provide that the officers will not compete with the Company for two years following their termination of employment under the Agreements.

      None of these Agreements create employment obligations for the Company. Both before and after the occurrence of a “change in control”, the Company may terminate the employment of any of such officers for “cause”, without an obligation to pay severance compensation or benefits.

      Effective January 1, 2000, the Company implemented the Change in Control Severance Pay Plan (“Severance Plan”), the participants of which presently include named executive officer R. L. Kummer. The Severance Plan is designed to assure continuity, stability, and fair treatment of employees in key positions in the event of a “change in control” of the Company (as defined in the Severance Plan). Under the Severance Plan, if during the two-year period following a “change in control”, in the case of a Senior Vice President, Vice President, or Secretary of the Company, a participant is terminated by the Company without “cause” or resigns after (1) not being maintained in his or her prior position, (2) being reduced in compensation or benefits, or (3) being relocated without consent, he or she is entitled to (a) receive a lump sum payment in the amount of two years of base pay and incentive compensation, (b) receive a lump sum payment of the then present value of the pension benefits that he or she would be entitled to receive two years after his or her termination of employment, and (c) continue participation in medical and other welfare benefit plans for two years after his or her termination of employment; or in the case of a Mine Manager of a Subsidiary of the Company, a participant is terminated without “cause” or resigns after (1) being reduced in compensation or benefits or (2) being relocated without consent, he or she is entitled to (a) receive a lump sum payment in the amount of one year of base salary and incentive compensation, (b) receive a lump sum payment of the present value of the unfunded pension benefits that he or she would be entitled to receive two years after his or her termination of employment, and (c) continue participation in medical and other welfare benefit plans for one year after his or her termination of employment. Participants are entitled to vesting of all incentive pay at the greater of target or actual performance, and to medical and life insurance benefit continuation for life following termination, unless the termination was for “cause”. Also, participants are eligible for reimbursement of outplacement expenses up to 15 percent of base pay. The Severance Plan provides that the participants will not compete with the Company for the two or one year period for which they are receiving severance pay. Individuals who would be covered by the Severance Plan, but who receive severance pay and benefits pursuant to the Agreements or another plan or agreement signed on behalf of the Company, are not entitled to benefits under the Severance Plan. All benefits payable under the Severance Plan are to be derived from the Company’s then current operating funds. None of the obligations of the Company described above exist unless a “change in control” has occurred. The Company will protect the participant against imposition of any excise tax on “excess parachute” payments under the Code by providing “gross up” payments to the participant. The termination date of the Severance Plan has been automatically extended through December 31, 2005, and will be automatically extended on January 1 of each year following, unless the Company gives notice that the termination date is not to be extended.

      The Company has two trust agreements with KeyBank National Association which relate to the Agreements and the Severance Plan. The first such trust agreement provides for the payment of the benefits arising under the Agreements, and the second trust agreement provides for reimbursement of legal fees and expenses incurred by the officers in enforcing their rights under the Agreements and by the key employees under the Severance Plan.

      The Company has indemnification agreements (“Indemnification Agreements”) with each current member of the Board of Directors. The form and execution of the Indemnification Agreements were approved by the Company’s shareholders at the Annual Meeting convened on April 29, 1987. Such Indemnification Agreements essentially provide that to the extent permitted by Ohio law, the Company will indemnify the indemnitee against all expenses, costs, liabilities and losses (including attorneys’ fees, judgments, fines or settlements) incurred or suffered by the indemnitee in connection with any suit in which the indemnitee is a party or otherwise involved as a result of his or her service as a member of the Board. In connection with the foregoing Indemnification Agreements, the Company has a trust agreement with KeyBank National Association pursuant to which the parties to the Indemnification Agreements may be reimbursed with respect to enforcing their respective rights under the Indemnification Agreements.

      In order to promote mutual appreciation of management and union interests, the Company and the United Steel Workers of America (“USWA”) reached agreement in 1996 on a process to jointly designate a member of the Board of Directors of the Company, pursuant to a general understanding between the USWA and certain Company subsidiaries reached in 1993. Such designee would be subject to annual nomination by the Company, election by vote of the shareholders, and all laws and Company policies applicable to the Board of Directors. In the event a member is jointly designated in the future, the total number of Directors will be increased to include such designee. Under the settled labor negotiations in 1999 with the USWA, the agreement was extended to July 31, 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s Directors and officers and persons who own ten percent or more of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, officers and ten percent or greater shareholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Company’s review of the copies of such Forms it has received, and written representations by such persons, the Company believes that all of its Directors and officers complied with all filing requirements applicable to them with respect to transactions in the Company’s equity securities during the fiscal year ended December 31, 2003.

INDEPENDENT AUDITORS FEES AND SERVICES

      The Audit Committee of the Board of Directors has retained the firm of Ernst & Young LLP as independent auditors to examine the books of account and other records of the Company and its consolidated subsidiaries for the fiscal year ending December 31, 2003. Representatives of Ernst & Young LLP are expected to be present at the Meeting. Such representatives will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

      Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories (in thousands) are:

	2003	2002

Audit Fees (1)	$627	$544
Audit-Related Fees (2)	105	89
Tax Fees (3)	-0-	50
All Other Fees	-0-	-0-

Total	$732	$683

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s annual consolidated financial statements for the year ended December 31, 2003 and reviews of the interim financial statements included in quarterly reports and services that are normally provided by the Company’s independent auditors in connection with regulatory filings.

(2)	Audit-Related Fees consist of fees billed primarily for accounting consultations, employee benefit plan audits and agreed-upon procedures.

(3)	Tax Fees consist of fees billed for professional services rendered for primarily expatriate tax services.

      The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to the Audit Committee Chairman, or any Audit Committee Member in his absence, when expedition of services is necessary, with such pre-approval disclosed to the full Audit Committee at its next scheduled meeting. None of the fees paid to the independent auditors under the categories “Audit-Related,” “Tax” and “All Other Fees” described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the Securities and Exchange Commission.

ANNUAL REPORT

      The Company’s 2003 Annual Report to Shareholders, including financial statements, is being distributed to all shareholders of the Company together with this Proxy Statement, in satisfaction of the requirements of the SEC. Additional copies of such report are available upon request. To obtain additional copies of such Annual Report, please contact the Company’s Investor Relations Department at (800) 214-0739 or (216) 694-5459.

GENERAL INFORMATION

      The cost of soliciting proxies will be paid by the Company. In addition to solicitation by mail, solicitations may also be made by personal interview, telegram and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company will reimburse them for their expenses in so doing. Officers and other regular employees of the Company, as yet undesignated, may also request the return of proxies by telephone, telegram, or in person. Finally, the Company has retained Georgeson Shareholder Communications Inc., New York, New York, to assist in the solicitation of proxies using the means referred to above, at an anticipated cost of $10,000, plus reasonable expenses.

      Pursuant to regulations of the SEC, the material appearing under the captions “Audit Committee Report,” “Audit Committee Charter,” “Compensation Committee Report on Executive Compensation” and “Shareholder Return Performance” are not deemed to be soliciting material or to be filed with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934.

      The Common Shares and Preferred Shares represented by properly authorized proxies will be voted as specified. It is intended that the Common Shares and the Preferred Shares represented by proxies on which no specification has been made will be voted FOR the election of the nominees for Director named herein or such substitute nominees as the Board of Directors may designate and at the discretion of the persons named as proxies on all other matters which may properly come before the Meeting.

      At the Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Meeting. The Company intends to treat properly authorized proxies as “present” for purposes of determining whether a quorum has been achieved at the Meeting. The candidates for Directors receiving a plurality of the votes will be elected. Votes withheld in respect of the election of Directors will not be counted in determining the outcome of that vote.

      If notice in writing shall be given by any shareholder to the President, a Vice President or the Secretary, not less than 48 hours before the time fixed for the holding of the Meeting, that such shareholder desires that the voting for the election of Directors shall be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Meeting by the Chairman or Secretary or by or on behalf of the shareholder giving such notice, each shareholder shall have the right to cumulate such voting power as he or she possesses at such election. Under cumulative voting a shareholder may cast for any one nominee as many votes as shall equal the number of Directors to be elected, multiplied by the number of his or her Common Shares and/or Preferred Shares. All of such votes may be cast for a single nominee or may be distributed among any two or more nominees as he or she may desire. If cumulative voting is invoked, and unless contrary instructions are given by a shareholder who signs a proxy, all votes represented by such proxy will be cast in such manner and in accordance with the discretion of the person acting as proxy as will result in the election of as many of the Board of Directors’ nominees as is possible.

OTHER BUSINESS

      It is not anticipated that any other matters will be brought before the Meeting for action; however, if any such other matters shall properly come before the Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS

Deadline for Inclusion in Proxy Materials

      Any proposal by a shareholder of the Company intended to be presented at the year 2005 Annual Meeting of Shareholders must be received by the Company on or before November 24, 2004 to be included in the proxy materials of the Company relating to such meeting.

Discretionary Voting of Proxies

      In accordance with amendments to Rule 14a-4 under the Securities Exchange Act of 1934, if notice of a proposal by a shareholder of the Company intended to be presented at the year 2005 Annual Meeting of Shareholders is received by the Company after February 6, 2005, the persons authorized under the Company’s management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at the Company’s Annual Meeting of Shareholders to be held in year 2005.

IMPORTANT

To assure your representation and a quorum for the transaction of business at the Meeting, please sign, date and return the enclosed proxy card promptly, or appoint your proxies through the Internet or by telephone as directed on your proxy card.

APPENDIX A

CLEVELAND-CLIFFS INC

AUDIT COMMITTEE CHARTER

Purposes

      This Charter governs the operations of the Audit Committee, which Committee has been created by the Board of Directors of Cleveland-Cliffs Inc to:

(a)	assist the Board of Directors in fulfilling the Board’s oversight responsibilities to investors and other constituencies with respect to:

(i)	the integrity of the Company’s financial statements,

(ii)	the Company’s financial reporting process and compliance with ethics policies and legal and other regulatory requirements,

(iii)	the hiring of the independent auditors and the determination of the independent auditors’ qualifications, reputation, and independence,

(iv)	the Company’s systems of internal accounting and financial controls and

(v)	the performance of the independent auditors and of the Company’s internal audit function; and

(b)	prepare the Audit Committee’s report, made pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), to be included in the Company’s annual proxy statement (the “Audit Committee Report”).

Composition of the Audit Committee

      Number. The Audit Committee is appointed by the Board of Directors and is comprised of at least three directors.

      Qualifications. Each Audit Committee member is to have all of the following qualifications:

1)	Each Audit Committee member must meet the independence criteria of:

(a)	the rules of the New York Stock Exchange, Inc., (“NYSE”) as such requirements are interpreted by the Board of Directors in its business judgment, and

(b)	Section 301 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the Securities and Exchange Commission (“SEC”).

2)	Each Audit Committee member must be financially literate or become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. Additionally, at least one member of the Audit Committee is to have accounting or related financial management expertise sufficient to meet the criteria of an “audit committee financial expert” within the meaning of Section 407 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the SEC. The Board of Directors shall determine, in its business judgment and upon the recommendation of the Board Affairs Committee, whether a member is financially literate and whether at least one member has the requisite accounting or financial management expertise and meets the Audit Committee financial expert criteria.

3)	Each Audit Committee member may not, other than in his capacity as a member of the Audit Committee, the Board of Directors, or any other committee of the Board, (i) accept any consulting, advisory or other compensatory fee from the Company, or (ii) be an affiliated person of the Company.

4)	If an Audit Committee member simultaneously serves on the audit committee of more than three public companies (including the Company), the Board of Directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee. The Company will be required to disclose any such determination in its annual proxy statement.

      Appointment. The Board of Directors will appoint the members and the Chairman of the Audit Committee based on nominations made by the Company’s Board Affairs Committee. Audit Committee members serve at the pleasure of the Board of Directors and for such term or terms as the Board of Directors may determine.

Responsibilities and Duties of the Audit Committee

      The Audit Committee is responsible to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and for reviewing the Company’s interim financial statements.

      In performing its responsibilities, the Audit Committee shall:

1)	Retain the Independent Auditors: The Audit Committee has the sole authority to

(a) retain and terminate the Company’s independent auditors,

(b) approve all audit engagement fees, terms and services, and

(c) approve any non-audit engagements with the Company’s independent auditors.

The Audit Committee is to exercise this authority in a manner consistent with Sections 201 and 202 of the Sarbanes-Oxley Act of 2002 and the rules and listing standards of the SEC and NYSE. The Audit Committee may delegate the authority to grant any pre-approvals required by such sections to one or more members of the Audit Committee as it designates, subject to the delegated member or members reporting any such pre-approvals to the Audit Committee at its next scheduled meeting.

2)	Review and Discuss the Auditors’ Quality Control: The Audit Committee is to, at least annually, obtain and review and discuss a report by the independent auditors describing:

(a)	the audit firm’s internal quality control procedures,

(b)	any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and

(c)	all relationships between the independent auditor and the Company.

3)	Review and Discuss the Independence of the Auditors: In connection with the retention of the Company’s independent auditors, the Audit Committee is to at least annually review and discuss the information provided by management and the auditors relating to the independence of the audit firm, including, among other things, information related to the non-audit services provided and expected to be provided by the auditors. The Audit Committee is responsible for:

(a)	ensuring that the independent auditors submit at least annually to the Audit Committee a formal written statement delineating all relationships between the auditors and the Company consistent with Independence Standards Board Standard No. 1,

(b)	actively engaging in a dialogue with the auditors with respect to any disclosed relationship or services that may impact the objectivity and independence of the auditors, and

(c)	taking appropriate action in response to the auditors’ report to satisfy itself of the auditors’ independence.

In connection with the Audit Committee’s evaluation of the auditors’ independence, the Audit Committee is to also review and evaluate the lead partner of the independent auditors and take such steps as may be required by law with respect to the regular rotation of the lead audit partner and the reviewing audit partner of the independent auditors, and consider whether or not there should be rotation of the independent audit firm itself.

4)	Set Hiring Policies: The Audit Committee is to set policies for the hiring of employees or former employees of the independent auditors, which include the restrictions set forth in Section 206 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

5)	Review and Discuss the Audit Plan: The Audit Committee is to review and discuss with the independent auditors the plans for, and the scope of, the annual audit and other examinations, including the adequacy of staffing and compensation.

6)	Review and Discuss Conduct of the Audit: The Audit Committee is to review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, as well as any audit problems or difficulties and management’s response, including:

(a) any restriction on audit scope or on access to requested information,

(b) any disagreements with management, and

(c) significant issues discussed with the independent auditors’ national office.

The Audit Committee is to decide all unresolved disagreements between management and the independent auditors regarding financial reporting.

7)	Review and Discuss Financial Statements and Disclosures: The Audit Committee is to review and discuss with appropriate officers of the Company and the independent auditors the annual audited and quarterly financial statements of the Company, including:

(a)	the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and

(b)	the disclosures regarding internal controls and other matters required to be reported to the Audit Committee by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC.

8)	Review and Discuss Earnings Press Releases: The Audit Committee is to review and discuss earnings and other financial press releases (including any use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies (which review may occur after issuance and may be done generally as a review of the types of information to be disclosed and the form of presentation to be made).

9)	Review and Discuss Internal Audit Plans: The Audit Committee is to review and discuss with the Chief Internal Auditor and appropriate members of the staff of the internal auditing department the plans for and the scope of their ongoing audit activities, including adequacy of staffing and compensation. The Audit Committee is to review and approve management’s appointment, termination or replacement of the Chief Internal Auditor.

10)	Review and Discuss Internal Audit Reports: The Audit Committee is to review and discuss with the Chief Internal Auditor and appropriate members of the staff of the internal auditing department the annual report of the audit activities, examinations and results thereof of the internal auditing department.

11)	Review and Discuss the Systems of Internal Accounting Controls: The Audit Committee is to review and discuss with the independent auditors, the Chief Financial Officer, the Chief Accounting Officer, the Chief Internal Auditor, the Chief Compliance Officer and, if and to the extent deemed appropriate by the Audit Committee, members of their respective staffs, the adequacy of the Company’s internal accounting controls, the Company’s financial, auditing and accounting organizations and personnel, and the Company’s policies and compliance procedures with respect to business practices which shall include (a) the disclosures regarding internal controls and matters required to be reported to the Audit Committee by Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC and (b) a review with the independent auditors of their opinion on the effectiveness of management’s assessment of internal controls over financial reporting and the independent auditor’s analysis of matters requiring modification to management’s certifications pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, as applicable.

12)	Review and Discuss the Recommendations of Independent Auditors: The Audit Committee is to review and discuss with the Chief Internal Auditor recommendations made by the independent auditors and the Chief Internal Auditor, as well as such other matters, if any, as such persons or other officers of the Company may desire to bring to the attention of the Audit Committee.

13)	Review and Discuss the Audit Results: The Audit Committee is to review and discuss with the independent auditors:

(a) the report of their annual audit, or proposed report of their annual audit,

(b) the accompanying management letter, if any,

(c) their reviews of the Company’s interim financial statements conducted in accordance with Statement on Auditing Standards No. 71, and

(d) the reports of the results of such other examinations outside of the course of the independent auditors’ normal audit procedures that the independent auditors may from time to time undertake.

The foregoing is to include the reports required by Section 204 of the Sarbanes-Oxley Act of 2002 and any rules promulgated thereunder by the SEC, and, as appropriate,

(a) a review of major issues regarding

(i)	accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and

(ii)	the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies,

(b) a review of analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements and

(c) a review of the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

14)	Obtain Assurances under the “Whistle-Blowing” Provision of Section 10A(b) of the Exchange Act: The Audit Committee is to obtain assurance from the independent auditors that in the course of conducting the audit, there have been no acts detected or that have otherwise come to the attention of the audit firm that require disclosure to the Audit Committee under Section 10A(b) of the Exchange Act.

15)	Discuss Risk Management Policies: The Audit Committee is to discuss guidelines and policies with respect to risk assessment and risk management to assess and manage the Company’s exposure to risk. The Audit Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures. The Audit Committee should periodically review the Company’s contingency plans for protection of vital information and business conduct in the event of an operations interruption.

16)	Obtain Reports Regarding Conformity With Legal Requirements and the Company’s Code of Business Conduct and Ethics: The Audit Committee is to periodically obtain reports from management, the Chief Compliance Officer, the Company’s Chief Internal Auditor and as requested from the independent auditor that the Company and its affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. The Audit Committee is to review and discuss reports and disclosures of insider and affiliated party transactions. The Audit Committee should advise the Board of Directors with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics. The Audit Committee should periodically review the Company’s policies and procedures to fulfill compliance requirements pertaining to its code of ethics, employee health and safety, environmental protection and other laws and regulations.

17)	Establish Procedures for Complaints Regarding Financial Statements or Accounting Policies: The Audit Committee is to establish procedures for

(a)	the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters as required by Section 301 of the Sarbanes-Oxley Act of 2002 and the rules and listing requirements promulgated thereunder by the SEC and NYSE.

The Audit Committee is to discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any complaints or concerns regarding the Company’s financial statements or accounting policies.

18)	Discuss With General Counsel Matters Regarding Financial Statements or Compliance Policies: The Audit Committee is to discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies. The Audit Committee is to receive reports from the Company’s counsel of evidence of a material violation of securities laws or breaches of fiduciary duties.

19)	Review and Discuss Mine Plans: The Audit Committee is to periodically review the application of the Company’s policy and procedure for long-range mine planning with respect to adequacy of mineral reserve estimates and achievement of annual mine development (stripping) programs.

20)	Review and Discuss Other Matters: The Audit Committee is to review and discuss such other matters that relate to the accounting, auditing and financial reporting practices and procedures of the Company as the Audit Committee may, in its own discretion, deem desirable in connection with the review functions described above.

21)	Make Board Reports: The Audit Committee is to report its activities regularly to the Board of Directors in such manner and at such times as the Audit Committee and the Board of Directors deem appropriate, but in no event less than once a year. Such report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function.

22)	Maintain Flexibility: The Audit Committee, in carrying out its responsibilities, policies and procedures, is to remain flexible, in order to best react to changing conditions and circumstances. The Audit Committee is to take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

Meetings of the Audit Committee

      The Audit Committee should meet at least quarterly, or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Chair of the Audit Committee is, in consultation with the other members of the Audit Committee, the Company’s independent auditors and the appropriate officers of the Company, responsible for calling meetings of the Audit Committee, establishing agenda therefor and supervising the conduct thereof. The Audit Committee may also take any action permitted hereunder by unanimous written consent.

      The Audit Committee may request any officer or employee of the Company or the Company’s outside legal counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee should meet with the Company’s management, the internal auditors and the independent auditors periodically in separate private sessions to discuss any matter that the Audit Committee, management, the independent auditors, the Chief Internal Auditor or such other persons believe should be discussed privately.

Resources and Authority of the Audit Committee

      The Company will provide the Audit Committee with the resources and authority appropriate to discharge its responsibilities and carry out its duties as required by law, including the authority to engage outside auditors for special audits, reviews and other procedures and to engage independent counsel and other advisors, experts or consultants. The Audit Committee may also, to the extent it deems necessary or appropriate, meet with the Company’s investment bankers or financial analysts who follow the Company.

Audit Committee Report

      The Audit Committee will prepare, with the assistance of management, the independent auditors and outside legal counsel, the Audit Committee Report.

Annual Review of Charter

      The Audit Committee will conduct and review with the Board of Directors annually an evaluation of this Charter and recommend any changes to the Board of Directors. The Audit Committee may conduct this charter evaluation in such manner as the Audit Committee, in its business judgment, deems appropriate.

Annual Performance Evaluation

      The Audit Committee will conduct and review with the Board of Directors annually an evaluation of the Audit Committee’s performance with respect to the requirements of this Charter. This evaluation should also set forth the goals and objectives of the Audit Committee for the upcoming year. The Audit Committee may conduct this performance evaluation in such manner as the Audit Committee, in its business judgment, deems appropriate.

CLEVELAND-CLIFFS INC

Notice of

Annual Meeting
of Shareholders
to be held on
May 11, 2004
and
Proxy Statement

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZCLV22

P

R

O

X

Y

COMMON SHARES AND/OR 3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

CLEVELAND-CLIFFS INC

1100 Superior Avenue, Cleveland, Ohio 44114-2589

This proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints R.C. Cambre, R. Cucuz, F.R. McAllister, R. Phillips and A. Schwartz as Proxies, each with the power of substitution, and hereby authorizes them to represent and to vote all of Cleveland-Cliffs Inc Common Shares (“Common Shares”) and/or 3.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, without par value (“Preferred Stock”), held of record by the undersigned on March 15, 2004, at the Annual Meeting of Shareholders to be held on May 11, 2004, or at any adjournment or adjournments thereof, as follows:

Election of Directors, Nominees:

(01) J.S. Brinzo, (02) R.C. Cambre, (03) R. Cucuz, (04) D.H. Gunning (05) J.D. Ireland III, (06) F.R. McAllister,

(07) J.C. Morley, (08) S.B. Oresman, (09) R. Phillips, (10) R.K. Riederer and (11) A. Schwartz.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card on the reverse side or to use our Internet or toll-free telephone voting system.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

   CLEVELAND-CLIFFS INC

   C/O EQUISERVE TRUST COMPANY N.A.
   P.O. BOX 8562
   EDISON, NJ 08818-8562

Dear Shareholder,

Cleveland-Cliffs Inc encourages you to take advantage of convenient ways to vote your Common Shares and/or Preferred Stock. You may appoint your proxies to vote your Common Shares and/or Preferred Stock electronically through the Internet or via toll-free telephone, 24 hours a day, 7 days a week. Please note that all proxy appointments through the Internet or by telephone must be received by 12:00 a.m. on May 11, 2004.

To appoint your proxies electronically, you must enter the control number. The control number is the series of numbers printed in the box below. This number must be used to access the system.

Your vote is important. Please vote immediately.

Vote-by-Internet			Vote-by-Telephone
	[INTERNET EMBLEM]	OR		[PHONE EMBLEM]
Log on to the Internet and go to			Call toll-free
http://www.eproxyvote.com/clf			1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZCLV21

☒	Please mark votes as in this example.	0696

This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all of the Board of Directors’ nominees. The Board of Directors recommends a vote FOR its nominees in proposal 1.

1.	Election of Directors.
	(Please see reverse)	FOR	WITHHELD
		☐	☐

☐ For all nominees except as noted above

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:

Signature:	Date: